SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

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THE GOLDFIELD CORPORATION
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eRaider.com Inc.
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Messages posted on Yahoo.
Re: keep calm, folks
by: AaCBrown (44/M/New York City, New York)
06/09/01 04:57 pm EDT
Msg: 4253 of 4293

I believe GoldBugger_Y2K is a different person from Anthony Ford, and is a long-term shareholder who I have communicated with via mail and email. I can't say that for sure becuase I have no way of verifying who is posting under the GoldBugger_Y2K screen name on Yahoo! I believe it is the person I have communicated with because of the consistency of ideas and style.

However if GoldBugger_Y2K wishes to remove all doubt, he or she can email me the message "Please post on Yahoo! that I am
GoldBugger_Y2K" and I will relay it here. Then he or she can maintain anonymity except that everyone will know he or she is not Anthony
Ford.

Re: HC!
by: AaCBrown (44/M/New York City, New York)
06/09/01 05:24
pm EDT
Msg: 4256 of
4293

The zeolite news is exciting. When you say "technical hurdles," is this the sort of thing Goldfield should be researching? Or forming joint ventures with companies that do research? Also are the St. Cloud zeolites the right type for this application?

I completely endorse your suggestion for directors of national prominence in electrical power, construction, environmental engineering, mining and investment. My first choice for a new board member was to recruit someone like this. However, I also wanted a precondition that the candidate make a significant personal investment in the Company (significant relative to their wealth, of course, whether that's $25,000 or $1,000,000).

Unfortunately, it's virtually impossible to recruit such people in a contested situation. So since John Sottile was unwilling to recommend one, that option went away. But it is an important part of my plans for the future of Goldfield. Small, unknown companies need well-known directors for credibility, advice and contacts.

You were a top choice since you were a large long-term shareholder and a nationally-known expert in environmental engineering. But you said "no." Sam Rebotsky was also a top choice as he was a large long-term shareholder with a CPA and strong investment expertise. Sam said "yes."

I spoke to other large long-term shareholders but found few who were willing to run and had expertise. Some of them were disqualified for other reasons. As you know we initially supported your father and Moshe Rosen as candidates but switched later for technical reasons.

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement above. If you want a free copy of the proxy statement and/or the information on the participants, please write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Re: HC!
by: AaCBrown (44/M/New York
City, New York)
06/09/01 05:24 pm
EDT
Msg: 4257 of 4293

I have spent most of my professional life avoiding invitations to serve on boards. I did not run because I want to be on the board, but because it's hard to get qualified shareholders in a contested situation. And I do have one important qualification, I can hold my own as minority dissident.

If I am elected, I hope to be a one-term director, but to leave the board with a successor who has more expertise in Goldfield's businesses. I hope Sam will serve for many years in the future, and I hope you will someday join the board.

When we thought we would need a full slate, I had to drop the qualification that candidates be shareholders.
So I got two business school professors and a CFO and a chief counsel of S&P500 companies. These people would have helped Goldfield enormously, but they would have served only as a favor to me, not out of personal investment or long-term interest in the Company. That's fine for an emergency, but it's not the best long-term solution.

I look at eRaider's targets as 3 to 5 year projects. By the end of that time, through one means or another, I intend to have a board everyone can support: directors with significant personal investments in the company, expertise and contacts in the fields of business and the highest personal integrity. I hope you and Sam are on it, along with (say) a retired CEO of a major electric utility who also serves on the board of national organizations, a current CEO of a major national construction company and a current CEO of a major international mining company. That is the sort of group I think could lead Goldfield to greatness.

The first step is to the breach the wall surrounding fortress Goldfield. We may have already done this, just by raising issues and getting Al Marino on the board. Or maybe it will take an election victory this year or next year.

But once the breach is there it will be much easier to recruit other directors. No one like to be the first one through the door, with bullets flying and difficulty telling friend from foe. But after the excitement always comes peace and some sort of accommodation.
Then we work together to get more people involved.

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement above. If you want a free copy of the proxy statement and/or the information on the participants, please write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025


Re: Help me understand
something,
by: AaCBrown (44/M/New York City, New York)
06/11/01 06:01 pm EDT
Msg: 4282 of 4293

That's what I say, the $290,000 is being spent to prevent even one outsider from being elected. The Company would probably say something different.

However, the main expense is to eliminate cumulative voting. As far as I can see, none of the additional expense has to do with winning votes for management's candidates. It is true that the top executives of Goldfield are calling individual shareholders (one report I have heard is all shareholders with more than $3,000 worth of stock). But management time and long distance charges are not included in the $290,000 (nor are the normal costs of an uncontested proxy solicitation).

The Company did not write a longer proxy statement due to eRaider, nor are they taking out ads against us or even issuing press releases. The extra money, as near as I can tell, is going to make sure more shareholders vote. To overturn cumulative voting, management needs not just 50 percent of the shares that are voted, but 50 percent of all shareholders eligible to vote. And because it is contested, they cannot count shareholders who don't vote in their column.

Getting enough shareholders to vote such that more than half the shares outstanding support eliminating cumulative voting is expensive. It means multiple mailings, telephone calls and other efforts. That is why the professional proxy solicitation firm was hired. I think that is where the money is going.

Defeating all dissident candidates takes votes, not money. I don't think money would make much difference in the fight. But overturning cumulative voting takes money because it requires getting a lot of shareholders who are paying no attention to the company, and normally would not vote at all, to sign away their rights to cumulate votes.

It's not really a question of argument, the extra votes are not people who pay enough attention to have much of an opinion. It's a question of calling them during dinner and writing enough times that they find it easier to say "yes" than to continue enduring the nagging.

Aaron Brown

Disclaimer: eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or the information on the participants, please write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Messages posted on eRaider
Voting against managements plans to eliminate cumulative voting
(proposal 1) and adjourn the meeting to get more votes (proposal 4) is a big help. Actually, for proposal 1, voting against is the same as not voting since the company needs half of all shares entitled to vote to approve it. However, defeating 4, which is decided by a majority of votes cast, goes a long way toward defeating 1. Another reason to vote against 1 is if the Company does not get a majority of votes cast in favor of 1, they cannot invoke 4.

For the election of directors (proposal 2), you can use management's proxy and withhold votes for their candidates. That's a help, since the fewer votes they get, the fewer we need to win. But, of course, it's even more help if you use our proxy and vote for our candidates. You cannot use management's proxy to write in our names.

On proposal 3, appointment of auditors, we agree so you can use either proxy.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder
The Blind Hog Newsletter is a small cap stock picking site, one of the surviving parts of iExchange.com. It has just picked Goldfield as a current pick with a target price of $1.25.

The analysis discusses eRaider, although not in a flattering way. We are described as "detractors" and "so-called activist investors."

Still, any attention is good.
Aaron Brown
eRaider co-founder
Florida Today has a good article on Goldfield. It casts the issue as conservative management versus aggressive eRaider, which is only partly true, but it sums things up pretty well. Shareholders Ryan Sarnataro and Anthony Ford are quoted, as are John Sottile and I.

A few comments. The article says "each side accuses the other of potentially illegal activity." I don't think that's really fair. By the standards of most proxy fights, this one is quite polite. No one wants to dismember the company, no one is accusing anyone of self-dealing. I have said repeatedly that I like Goldfield management, that I think they are competent and honest. Goldfield has not engaged in the mud-slinging usual among companies targeted by raiders. Yes, we have a dozen technical squabbles about our proxy efforts, but that's because the law is some complicated, not because either side really believes the other is dishonest (I think that's true anyway).

Here is an interesting portion:

Regardless of the outcome, Sotille said the fight with eRaider has provided the opportunity to talk to hundreds of investors, and find out that many aren't getting information about the company that they want.

In response, Sotille said he's putting more resources into disseminating corporate announcements to shareholders.

"I will be trying to do more than in the past," Sotille said. "We can do what we can."

I regard this as a victory in itself and applaud John Sottile for appreciating this the silver lining. I think 99 CEO's out of 100 would be blind to this particular opportunity. Although I have a lot of specific opinions about Goldfields, eRaider's only goal is to get more shareholders involved in intelligent two-way communication. I believe that always makes a company better, and a stock more profitable.

Finally, the management compensation restatement is described by Goldfield as "unrelated" to eRaider's questions about the insurance policies. That seems hard to credit. The annual report was released
March 14. I wrote a letter to the auditors on April 20 stating, among other things, that management compensation since 1989 should be increased by the mortality value of the life insurance. Ten days later, on April 30, the annual report was amended to do that for the years 1998 to 2000 (the only ones covered in the report).

I find it hard to believe that after 12 years the error was caught sometime between March 14 and April 30, coincidentally with my letter alleging that error. But I suppose anything's possible.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder




I wouldn't call this a "bombshell." Employees of a corporation, especially officers and directors, are not allowed to take personal advantage of business opportunities that could benefit the corporation. For example, if St. Cloud Mining somehow discovered a valuable mineral property near their holdings, Pat Freeman could not buy it for himself without first offering it to the Company.

That's a clear-cut case, because buying mining properties is one of Goldfield's businesses, and Freeman heard about the property through his employment with Goldfield. When John Sottile heard about some development lots available at an attractive price, it was less clear-cut. Goldfield does own some residential development lots, but they were taken in settlement of a debt and they neither luxury nor waterfront. I don't know how Sottile heard about the new properties, but it probably was not in connection with his employment.

In any close case like this, the prudent thing for Sottile to do is offer the project to Goldfield. If the board turns it down, he is free to pursue it on his own. However the board did not turn it down. While I disagree with the decision, I have to admit the board is far more qualified than I am to judge the value of a Melbourne real estate project. In fact the board is spectacularly well-qualified to do this. I would question their decisions about mining and electrical construction before their decision on this project.

I dislike the project not because it is a bad real estate deal, but because I think it is a distraction for the company, and the scale and strategy is inappropriate for a public company. I think it will hurt the stock price even if it is successful.

Independent of that, I think it has proven to be a mistake in that the technology stock crash of 2000 has destroyed the market for the planned development units. But I don't blame anyone for that. Real estate, especially luxury development in non-luxury areas, is extremely risky. A good price in March 2000 might look like overpayment in June 2001. That's the business. But it's not Goldfield's business.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder